Exhibit 10.33

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Supplemental Executive Retirement Agreement (the "Agreement") is entered into effective December 27, 2023 by Tompkins Financial Corporation, with offices at 118 E. Seneca St., Ithaca, New York 14850, and Ginger G. Kunkel, residing at [ ] (the "Executive"). The Executive and the Company are sometimes referred to herein individually as “Party” and together as “Parties.”
PREAMBLE
The principal objective of this Agreement is to ensure the payment of competitive levels of retirement income to the Executive, who has been determined to be a key executive of Tompkins Financial Corporation and its subsidiaries, in order to retain and motivate such Executive, on the terms and conditions described herein. Therefore, for good and valuable consideration, including without limitation the supplementary benefits under this Agreement, the receipt and sufficiency of which is acknowledged, the Parties desire to enter into this Agreement.

SECTION I. DEFINITIONS
1.1.“Board of Directors” means the Board of Directors of Tompkins Financial Corporation.
1.2.“Cause” means (a) the conviction of the Executive by a court of competent jurisdiction of a crime which constitutes a felony under any state or federal law, (b) an act by the Executive which in the reasonable opinion of the Board of Directors constitutes an intentional theft of property of the Company or its subsidiaries, (c) the willful and continued failure or refusal of the Executive to perform her duties, or (d) gross negligence or willful misconduct on the part of the Executive that is materially and demonstrably detrimental to the Company or its subsidiaries (as determined by the Board of Directors in its reasonable discretion).
1.3.“Code” means the Internal Revenue Code of 1986, as amended.
1.4.“Committee” means the Compensation Committee of the Board of Directors, which has been given authority by the Board of Directors to administer this Agreement.
1.5.“Company” means Tompkins Financial Corporation.
1.6.“Compensation” has the meaning set forth in Section 7.1(b).
1.7.“Disabled” means that by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive is unable to engage in any substantial gainful activity.
1.8.[Intentionally Omitted.]
1.9.“Earnings” means the Executive's annual base salary (which excludes, among other things, any bonuses/incentive payments, profit sharing, benefits, fringe or other supplemental income)
1.10.“Excise Tax” has the meaning set forth in Section 7.1(c).
1.11.“Good Reason” exists in the event of (i) a material diminution in the Executive’s base compensation, authority, duties or responsibilities; (ii) a material change in the geographic location at which the Executive is required to perform the duties of the Executive’s position; or (iii) a material breach of this Agreement by the Company or its successor, or of any other agreement pursuant to which the Executive provides services for the Company or its successor, provided the Executive gives written notice to the Company or its successor, as applicable, within ninety (90) days of the initial existence of the condition described in (i), (ii) or (iii), above, and the Company or its successor fails to remedy such condition within thirty (30) days after receipt of such notice.
1.12.“Interest Rate” means the Prime Rate as published in The Wall Street Journal on the first business day of the calendar year in which the interest is accrued; in the event that The Wall Street Journal does not publish a Prime Rate, the Committee is authorized to select a comparable rate or method of interest calculation, which rate or method shall be adopted by the Committee in its sole discretion.
1.13.“Prohibited Activity” is an activity in which the Executive, directly or indirectly (a) comes to own, manage, operate, control, provide services to, be employed by or participate in the ownership, management, operation or control of, or be connected in any other manner with, any financial services business (but which shall exclude Executive’s ownership of less than 1% of any class of equity or debt security of a publicly-traded financial services business), (b) solicits customers of the Company or any of its subsidiaries to reduce or stop doing business with the Company or any of its subsidiaries, or initiates any customer contact, for any reason, except for social contact with customers with whom Executive has a long-standing social or familial relationship, and such contact leads to the Company/subsidiary’s loss of business or business opportunities, or (c) solicits employees of the Company or any of its subsidiaries to leave such employment, or offers employment to employees of the Company or any of its subsidiaries, or initiates any employee contact, for any reason, except for social contact with employees with whom Executive has a long-standing social or familial relationship, and such contact leads to the Company/subsidiary’s loss of such employee’s services.
1.14.“Qualifying Disability” has the meaning set forth in Section 6.1.
1.15.“Qualifying Termination” has the meaning set forth in Section 4.2.

1.16.“Release” has the meaning set forth in Section 8.11.
1.17.“Release Date” has the meaning set forth in Section 8.11.
1.18.“Restricted Area” means located within, or actively directing marketing efforts within, twenty-five (25) miles of any location of the Company or any of its subsidiaries.
1.19. “Retirement Age” has the meaning set forth in Section 2.2.
1.20.“Retirement Benefit Freeze” has the meaning set forth in Section 2.1.
1.21.“Retirement Date” has the meaning set forth in Section 2.2..
1.22.“Senior Leadership Team” means the group of employees of the Company consisting of “officers” of the Company within the meaning of Section 16(a) of the Securities Exchange Act of 1934, as amended, and 17 C.F.R. § 240.16a-2.
1.23.“SERP Account” or the “Account” means an account maintained under this Agreement on or after the effective date.
1.24.“Vested” means the Executive is eligible to receive a retirement benefit hereunder because she has attained age 63 while still under the employment of the Company.

SECTION II. ELIGIBILITY FOR BENEFITS
2.1    Eligibility. The Executive is eligible to participate in this Agreement by designation of the Board of Directors, in its sole discretion. The Board of Directors may determine, in its sole discretion, that the Executive should cease to continue accruing retirement benefits under this Agreement (a “Retirement Benefit Freeze”), and, in such event, the Board of Directors shall notify the Executive in writing of such determination. Such determination shall not reduce the then-accrued retirement benefit of the Executive under this Agreement, as follows. The Executive will remain entitled to receive, in accordance with Section 3.1, the balance of her SERP Account, determined as of the date of the Retirement Benefit Freeze, which shall continue to be credited with the addition of interest until the date the balance of her SERP Account has been completely distributed. A Retirement Benefit Freeze will not impair Executive’s rights under Section 7 (Change in Control) except as expressly set forth herein.
2.2    Retirement Date. The Executive is eligible to retire under this Agreement and receive a benefit under Section 3.1 beginning on her “Retirement Date” which is the later of: (a) the first day of the month following the month in which the Executive becomes Vested and reaches age sixty-three (63) (which age is referred to as the “Retirement Age” herein), or (b) the first day of the month following the month in which the Executive terminates employment with the Company, so long as she is Vested on such date; for clarity, failure to satisfy the Vesting requirement means that no “Retirement Date” shall have occurred hereunder and Executive shall not be entitled to a retirement benefit hereunder, unless the Qualifying Termination provisions of Section 4.2 or the Qualifying Disability provisions of Section 6.1 apply.

Payments shall commence on the first day of the year following such Retirement Date. Immediately prior to the first payment following Retirement Date, the value of Executive’s SERP Account shall recalculated by multiplying the balance by an adjustment factor according to the following schedule:

Attained Age at Time of Retirement Date	Adjustment Factor
63	80%
64	90%
65 and later	100%

2.3    Termination; Prohibited Activity.
(a)    Involuntary Termination. Anything herein to the contrary notwithstanding, (i) if within two (2) years after involuntary termination (including resignation with Good Reason), the Executive engages in a Prohibited Activity in the Restricted Area (without prior authorization given by the Committee in writing), or (ii) if the Executive is discharged by the Company or its subsidiaries for Cause, then in either case payments otherwise payable under this Agreement to the Executive or the Executive's beneficiary or beneficiaries will, in the sole discretion of the Committee, be forfeited and the Company will have no further obligation under this Agreement to the Executive or the Executive’s beneficiary or beneficiaries.
(b)    Voluntary Termination. Anything herein to the contrary notwithstanding, no benefits are payable under this Agreement if the Executive engages in a Prohibited Activity at any time before, during or after her voluntary resignation (unless otherwise expressly authorized by the Committee in writing, and except in the case of Prohibited Activity that begins more than two (2) years after a resignation with Good Reason).
(c)    Executive Choice. Executive acknowledges and agrees that following her termination, she has a choice of either:
•Engaging in a Prohibited Activity and forfeiting the post-employment benefits payable under this Agreement; or,
•Accepting the post-employment benefits payable under this Agreement and not engaging in Prohibited Activities.
Executive further agrees that as a key senior leader of the Company, Executive provides services to the Company which are unique, special, or extraordinary; and that Company makes strategic business decisions, as well as decisions regarding business succession planning and recruitment, in reliance on Executive’s commitment to provide her services exclusively to Company. In light of all of these factors, Executive agrees that the restrictions (and associated forfeiture provisions) of this Section 2.3 are reasonable and justified to protect the Company’s business interests. (For clarity, no post-employment benefits are payable following termination for Cause, nor following involuntary termination without Cause before Executive attains the age of fifty-eight (58); therefore, this Agreement does not restrict Executive’s ability to engage in Prohibited Activities following such events.)
SECTION III. AMOUNT AND FORM OF RETIREMENT BENEFIT
3.1    SERP Benefit. The Executive’s SERP Account will be credited annually with a sum equal to 16% of Earnings as of the annual contribution date. The annual contribution date will occur on each July 15th that the Executive remains a member of the Senior Leadership Team of Tompkins Financial Corporation (or is otherwise determined to be a key executive by the Committee in its sole discretion) and will be credited to the Executive’s SERP Account as a cash amount in United States Dollars. Executive will be notified in writing by the Committee if it makes a determination that the Executive has not satisfied the above-referenced “key executive” standard in a given year. No contributions described in this paragraph will be credited to the Executive’s SERP Account after the Executive has attained age 65.
The SERP Account will be credited with the addition of interest, to be accrued during each quarter and to be credited to such Account on the first business day following the end of such quarter, on the basis of the day weighted average balance in such Account during each quarter, at an annual rate equal to the Interest Rate. Interest credited to the SERP Account shall be compounded quarterly.
Any amounts payable to Executive under this Agreement will be deducted from the SERP Account and shall be paid in annual installments by the Company on the first business day of each calendar year following the Executive’s Retirement Date. Such payments shall be paid, pursuant to the Executive’s election, in at least five (5) annual installments, but no more than twenty (20) annual installments (election must be in whole years only). The Executive’s election shall be made in writing upon execution of this Agreement, and such election is irrevocable. In the absence of a duly executed and delivered written election by the Executive at the time of execution of this Agreement, payments of the SERP Account shall be made in five (5) annual installments. The amount of each payment shall be determined by dividing the value of the SERP Account immediately prior to such payment by the number of payments remaining to be paid. The final installment payment shall be equal to the balance of the SERP Account on such date. Notwithstanding the above, in the event the Executive is determined to be a “specified employee” as such term is defined in Treasury Regulations §1.409A-1(i), then any benefit otherwise payable on or before the date which is six (6) months after the Executive’s termination of employment date shall be delayed until the earlier of the Executive’s date of death or the first (1st) day of the seventh (7th) month after the Executive’s termination of employment date; provided, however, that such delay is only required for benefits constituting nonqualified deferred compensation under Code Section 409A, and the delay will apply only to those benefits that are not exempt from Code Section 409A. Payments thereafter will be made as scheduled in accordance with this Section 3.1 assuming there had been no 6-month delay.
3.2    Death Benefit.
(a)    Upon the death of the Executive after the commencement of the Executive's Retirement Benefit (that is, the first date on which the Executive receives a payment hereunder), the Executive’s named beneficiary or beneficiaries shall be paid the remaining value of the SERP Account in one single lump sum.

(b)    If the Executive is Vested at the time of her death, then upon the death of the Executive prior to the commencement of the Executive's Retirement Benefit (that is, the first date on which the Executive receives a payment hereunder), the Executive’s named beneficiary or beneficiaries shall be paid the remaining value of the SERP Account in one single lump sum. No such payment shall be made if the Executive is not Vested at the time of her death.
(c)     If Executive’s named beneficiary or beneficiaries have predeceased Executive, the benefit under this Section 3.2 will be paid to the Executive’s estate.
(d)    The Executive shall be permitted to designate one or more beneficiaries by completing and delivering a Benefit and Beneficiary Designation Form in the form attached hereto as Exhibit A (“Election Form”) to the Committee. Any beneficiary designation made on an Election Form shall supersede any beneficiary designation made by any preceding Election Form as may have been delivered by the Executive to the Committee. For the avoidance of doubt, in the event that the Executive delivers an Election Form to the Committee indicating an intent to make a change in the timing or form of payment of any benefit under this Agreement which is not permitted to be made under the terms and conditions of this Agreement, any beneficiary designation made on such Election Form shall be binding, notwithstanding the invalidity of such payment election.
SECTION IV. PAYMENT OF RETIREMENT BENEFITS
4.1    [Reserved.]
4.2    Termination. Notwithstanding any contrary provision herein, if (i) the Executive terminates employment voluntarily (which shall not include resignation with Good Reason) before becoming Vested, or (ii) the Executive is terminated by the Company without Cause before Executive attains the age of fifty-eight (58), or (iii) if Executive is terminated by the Company for Cause at any time, then in any such case, the Company shall have no obligation to pay, and the Executive shall have no right to receive, any retirement benefit under this Agreement whatsoever.

In the event of the Executive’s involuntary termination of employment (other than for Cause) on or after the attainment of age fifty-eight (58), or resignation with Good Reason on or after the attainment of age fifty-eight (58) (each, a “Qualifying Termination”), the benefit payable to the Executive shall be determined as set forth in Section 3.1 (but discounted as set forth below), and payments shall commence on the first day of the year following such Qualifying Termination. Immediately prior to the first payment following a Qualifying Termination, the value of Executive’s SERP Account shall recalculated by multiplying the balance by an adjustment factor according to the following schedule:

Attained Age at Time of Qualifying Termination	Adjustment Factor
58	30%
59	40%
60	50%
61	60%
62	70%
63	80%
64	90%
65 and later	100%

.

4.3 Health-Related Leave of Absence. Provided there is a reasonable expectation that the Executive will return to perform services for the Company (an “Expected Return”), the Committee may determine that the Executive has not separated from service for purposes of this Agreement during a leave of absence of up to twenty-nine (29) months, if such leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and such impairment causes the Executive to be unable to perform the duties of her position or any substantially similar position (a “Qualified Impairment”). For clarity, even if a Qualified Impairment and Expected Return exist, the Committee is not obligated to defer the Employee’s separation from service during this period, and (subject to applicable federal and state law pertaining to medical leaves of absence) the Committee may instead elect to involuntarily terminate the Executive’s employment (other than for Cause) under Section 4.2 during this period. The determination as to the existence or absence of such Qualified Impairment and such Expected Return will be made by an independent physician identified by the Company. For purposes of this Agreement, if the Executive is treated as not having experienced a separation from service with the Company on account of the application of this Section 4.3 during a leave of absence, the Executive will be deemed to have experienced a separation from service, if the Executive has not recommenced employment with the Company or an affiliate of the Company, effective as of the earliest of: (i) the expiration of twenty-nine (29) months after commencement of the leave of absence; (ii) if the Executive retains one or more rights to reemployment under applicable law or by contract during the leave of absence, the expiration or termination of rights; and (iii) the Company ceasing to have a reasonable expectation that the Executive will return to employment with the Company.

SECTION V. DEATH BENEFITS PAYABLE
5.1    Death Benefit. Other than the death benefit under Section 3.2, no death benefits are payable under this Agreement.

SECTION VI. DISABILITY BENEFITS PAYABLE
6.1    Disability Benefit. In the event that the Executive becomes Disabled, as determined by an independent physician identified by the Company, before attaining age fifty-eight (58), the Company shall have no obligation to pay, and the Executive shall have no right to receive, any retirement benefit under this Agreement whatsoever.
In the event that the Executive becomes Disabled, as determined by an independent physician identified by the Company (other than at a time when facts and circumstances exist under which the Company could, and does, terminate the Executive’s employment for Cause) at any time on or after the attainment of age fifty-eight (58) (a “Qualifying Disability”), the Executive shall be entitled to the benefit payable to the Executive as set forth in Section 3.1 (but discounted as set forth below), and payments shall commence on the first day of the year following the year in which the Executive attains Social Security normal retirement age. The value of Executive’s SERP Account shall recalculated as of the date the Qualifying Disability began by multiplying the balance on such date by an adjustment factor according to the following schedule:

Attained Age at first day of Qualifying Disability	Adjustment Factor
58	30%
59	40%
60	50%
61	60%
62	70%
63	80%
64	90%
65 and later	100%

SECTION VII. CHANGE IN CONTROL
7.1    Change in Control.
(a)    In the event of a Change in Control, as defined in Section 7.2, of the Company, the Executive shall be deemed to have completed service to age 65 and shall be 100 percent Vested in the benefit under this Agreement, and the retirement benefit described in Section 3.1 shall commence at the Executive’s Retirement Date. The Executive shall not be entitled to the accelerated service completion set forth in this subsection following a Retirement Benefit Freeze, unless the effective date of such Retirement Benefit Freeze occurs within the two-year period immediately prior to announcement of the Change in Control and, in such event, the executive shall remain so entitled.
    (b)    In the event of a Change in Control of the Company, if the employment of the Executive is thereafter involuntarily terminated without Cause, or if the Executive voluntarily terminates employment for Good Reason (i) within two (2) years after a Change in Control, or

(ii) in anticipation of a Change in Control which then occurs within two (2) years, then the Executive shall receive a benefit, in addition to any benefit under Section 3 of this Agreement, under this Section 7.1(b). The benefit under this Section 7.1(b) shall be the continuation of the Executive's Compensation, as defined below, for a period of three (3) years (payable in accordance with the Company’s or its successor’s regular payroll procedures for executive employees, but in any event not less frequently than monthly), plus continuation of all employee welfare benefits that the Executive was participating in (health insurance, disability insurance, life insurance and the like) immediately prior to the Change in Control (or cash in an amount equal to the value of the Company’s or its successor’s contributions for such welfare benefits to the extent that the Executive is no longer eligible to participate in such programs); provided, however, that, for purposes of this Section 7.1(b), the amount of the Executive's Compensation taken into account shall be reduced by (20%) if the Executive has attained age sixty-one (61), by 40% if the Executive has attained age sixty-two (62), by 60% if the Executive has attained age sixty-three (63), by 80% if the Executive has attained age sixty-four (64), and by 100% if the Executive has attained age sixty-five (65), with all such age determinations made as of the date of the Executive's termination of employment. The continuation of the Executive's employee welfare benefits under this Section 7.1(b) shall be on the same terms and conditions (subject to the aforementioned substitution of cash in lieu of benefit plan participation to the extent the Executive is ineligible therefor) as such employee welfare benefits are offered to other similarly situated executive employees of the Company or of its successor, as applicable, and such continuation shall be for a three-year period even if there is no continuation payment of the Executive's Compensation because of the 100% reduction under the preceding sentence. For purposes of this Section VII only, the term "Compensation" shall mean the Executive's base pay (at the rate in effect immediately prior to the Change in Control) plus the Executive's bonus and profit sharing compensation (which for this purpose shall be the average of the Executive's bonus and profit sharing compensation earned for the two (2) most recently completed fiscal years of the Company immediately preceding the Change in Control).
    (c)    In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive under this Section VII (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, including any successor to such statute of like import (the "Excise Tax"), then the amount of the benefit otherwise payable under Section 7.1(b), if any, shall be reduced, but not below zero, to the maximum amount upon which no such Excise Tax is imposed.
    (d)    For purposes of this Section 7.1, the proper amounts, if any, of the Excise Tax and the adjustment under Section 7.1(c) to eliminate the Excise Tax shall be determined in the first instance by the Company. Within forty-five (45) days of being provided with written notice of any such determination, the Executive may provide written notice to the Committee of any disagreement, in which event the amounts, if any, of the Excise Tax and any adjustment under Section 7.1(c) shall be determined by independent tax counsel selected by the Company’s independent auditors. The determination of the Company (or, in the event of disagreement, the tax counsel selected) shall be final.
7.2    For purposes of this Section VII, a “Change in Control” shall be deemed to have occurred upon the earliest of the following: (i) the date of acquisition by any one person, or more than one person acting as a group (as defined in Treasury Regulations §1.409A-3(i)(5)(v)(B)), of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be deemed to result in a Change in Control; (ii) the date a majority of members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iii) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of more than seventy percent (70%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that transfers of assets of the Company of any value to a related person or entity as described in Treasury Regulations §1.409A-3(i)(5)(vii)(B) shall not be deemed to result in a Change in Control.

SECTION VIII. MISCELLANEOUS
8.1    Termination, Amendment and Subsequent Deferrals. The Committee may, in its sole discretion, terminate, suspend or amend this Agreement at any time or from time to time, in whole or in part; provided, however, that no termination, suspension or amendment of this Agreement will, without the written consent of the Executive or the Executive’s beneficiary or beneficiaries (if the Executive is not then living), reduce the Executive’s right or the right of the Executive’s beneficiary or beneficiaries to receive or continue receiving a benefit accrued at the time of the termination, suspension or amendment in accordance with this Agreement. The Parties agree that a Retirement Benefit Freeze, as described in Section 2.1, shall not be deemed a reduction of rights requiring consent hereunder. A termination or suspension of this Agreement shall not result in the acceleration of any benefit provided pursuant to this Agreement except as permitted in connection with a plan termination satisfying the conditions set forth in Treasury Regulations §1.409A-3(j)(ix), where the Committee decides to accelerate such benefit in accordance with the requirements of such regulation. If the Executive is not, at the effective date of the termination or suspension of this Agreement, entitled to a benefit under this Agreement, the Executive shall not become entitled to any such benefit merely by reason of such termination or suspension.
8.2    Subsequent Deferral Elections. The Executive may make an election to defer the timing of a Retirement Benefit payment after making her initial payment election under Section 3.1 (if any) only if the change complies with Treasury Regulations § 1.409A-2(b)(1) (the “Subsequent Deferral Rules”). In the event that an Executive wishes to elect to defer payment commencement beyond her Retirement Date, she must provide written notice thereof to the Committee (the “Deferral Notice”) at least one (1) year prior to her Retirement Date, or such longer notice period as may then be required under the Subsequent Deferral Rules. The Deferral Notice shall specify the date on which the Executive wishes to begin receiving payment of the deferred Retirement Benefits, and such deferred payment date must be at least five (5) years later than the date the payment otherwise would have been made, or such other period as may then be required under the Subsequent Deferral Rules. Partial deferrals will not be permitted and the Company may refuse to honor the Deferral Notice if, in the reasonable opinion of the Company’s external legal counsel, the Deferral Notice does not comply with the Subsequent Deferral Rules, or is otherwise reasonably likely to adversely affect the Company under the Subsequent Deferral Rules.
8.3    No Employment Agreement; Entire Agreement. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Company or its subsidiaries, nor will it interfere with the right of the Company or its subsidiaries to discharge or otherwise deal with the Executive without regard to the existence of this Agreement. This Agreement (which expressly includes the Preamble), together with those certain agreements expressly referred to herein, constitute the sole and entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter.
8.4    Unfunded Arrangement. The benefits under this Agreement are unfunded, and the Company will make benefit payments solely on a current disbursement basis from the Company’s general assets. Notwithstanding anything herein to the contrary, the Executive and the Executive’s beneficiary or beneficiaries shall have the status of general unsecured creditors of the Company.
8.5    Assignment. To the maximum extent permitted by law, no benefit under this Agreement shall be assignable or made subject by Executive in any manner to alienation, sale, transfer, claims of Executive’s creditors, pledge, attachment or encumbrances of any kind.
8.5    Rules. The Committee may adopt rules and regulations to assist it in the administration of this Agreement. This Agreement shall be administered and construed entirely in the discretion of the Committee and the Board of Directors, as applicable.
8.6    Information. The Executive shall receive a copy of this Agreement and the Committee will make available for inspection by the Executive a copy of any rules and regulations used by the Committee in administering this Agreement.
8.7     Construction. The masculine gender, where appearing in this Agreement, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary. For purposes of complying with Code Section 409A, or any successor to such statute of like import, it is acknowledged that no benefit payments may be made under this

Agreement prior to the Executive’s termination of employment with the Company, that the payment of benefits pursuant to this Agreement may not be accelerated by the Company or the Executive, and that there are no elections provided under the Agreement to defer compensation or to delay a payment of benefits other than in the case of an election made pursuant to the Subsequent Deferral Rules, as described in Section 8.1.
8.8    Controlling Law. This Agreement is established under and will be construed according to the laws of the State of New York, without regard for principles of conflicts of law. Notwithstanding the foregoing, this Agreement shall be construed consistent with the requirements of Code Section 409A, the regulations promulgated thereunder and other official guidance relating thereto such that the operation or terms of this Agreement do not result in the inclusion in income of any amount under such Code provision. For purposes of this Agreement, any term hereunder relating to the Executive’s termination of employment, the Executive terminating employment, the Executive being terminated or similar expression shall be deemed to refer to a “separation from service,” as defined in Treasury Regulations §1.409A-1(h). If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A.
8.10    Legal Expenses. The Company shall pay, upon request and documentation thereof (and not later than ninety (90) days after receipt of such request and documentation), all reasonable legal fees and expenses which the Executive/Executive’s beneficiary or beneficiaries may incur as a result of the Company contesting the validity or enforceability of any provision of this Agreement or any claim by the Executive/Executive’s beneficiary or beneficiaries under this Agreement; provided, however, that such request is made and supporting documentation provided to the Company by the Executive/Executive’s beneficiary or beneficiaries within ninety (90) days after incurring the expense, and provided further, the Company shall be entitled to be reimbursed by the Executive/ Executive’s beneficiary or beneficiaries for such amount previously paid to such Executive/ Executive’s beneficiary or beneficiaries if it is finally judicially determined that such Executive/Executive’s beneficiary or beneficiaries claims under this Agreement are frivolous.
8.11    Disputes & Severability. In the event of any dispute after the occurrence of a Change in Control (as defined in Section 7.2) between the Company and the Executive with respect to the Executive’s rights to any payment under this Agreement, the Company shall pay all disputed amounts to the Executive in the time and manner otherwise specified by this Agreement, and, if it is finally judicially determined that the Executive was not entitled to all or a portion of such disputed amounts, the Executive shall repay to the Company the amount to which the Executive was not entitled, together with interest thereon at the judgment rate of interest then applicable in New York State.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
8.12 Release.
(a)    In connection with Executive’s receipt of the retirement benefit described in Section 3.1, the Executive shall execute (and not revoke) a standard, customary form of release agreement (the “Release”), including without limitation the following terms: Pursuant to the Release, the Executive, on behalf of herself and her heirs, shall agree to waive any and all claims she or they have, had, or may have had, in each case as of the date the Executive signs the

Release, in connection with her employment by the Company or its affiliates, as against the Company, its affiliates, and its and their directors and employees, other than claims arising out of the Company’s breach of its obligations under this Agreement. The Release will not prohibit or restrict the Executive (or Executive’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or any state or federal regulatory authority regarding the Company or the facts or circumstances of Executive’s employment with the Company.
(b)    The Release must be given no more than ninety (90) days following the Executive’s employment termination, with sufficient time to allow applicable revocation period(s) to expire before the end of such ninety- (90-) day period (the final day of such 90-day period to be the “Release Date”). Should the Executive fail to return to the Company the executed Release on or before the Release Date, the Executive will forfeit all benefits then unpaid that otherwise would have been payable to the Executive pursuant to this Agreement.
(c)    If Executive is continuously incapacitated from the date of her separation from service with the Company through the Release Date, the requirements of Section 8.11 shall be waived.
8.13 Post-Employment Consulting. Following the Executive’s termination, if the Company requests, and Executive agrees, that Executive provide occasional services not exceeding 20% of the average level of services provided by Executive, whether as an employee or independent contractor, prior to her termination over the immediately preceding 36 months (or, if the Executive has been providing services for less than 36 months, over such shorter period), the provision of such limited services shall not extend the date of the Executive’s termination for purposes of this Agreement.

8.14 Non-Disparagement. The Executive agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees or directors.  This Section 8.14 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency. This section does not prohibit or restrict the Executive (or Executive’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or any state or federal regulatory authority regarding the Company or the facts or circumstances of Executive’s employment with the Company. The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties. In the event of the Executive’s violation, at any time, of her commitment under this Section 8.14, the Executive will, in the discretion of the Committee, forfeit all benefits then unpaid that otherwise would have been payable to the Executive pursuant to this Agreement.
8.15    Tax Matters.
(1)The Company shall have the right to withhold from any payment made under this Agreement, any federal, state, or local income, payroll, and/or other taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company to satisfy its obligations for the withholding and remittance of taxes and other tax obligations relating to this Agreement.

(2)The Executive hereby irrevocably consents to the Company reporting to the Internal Revenue Service and other governmental authorities of such information about the

Executive’s participation in this Agreement and the benefits afforded to the Executive under this Agreement, as required by applicable law.
(3)Neither the Company nor the Committee has made or hereby makes any representation or warranty to the Executive about the tax treatment of any benefit or other sum described in this Agreement or the application of the Code, the Employee Retirement Income Security Act of 1974 (as amended), or any other provision of applicable law to this Agreement or any such benefit or sum. The Executive has relied exclusively on independent counsel and tax advisers in evaluating such matters and in deciding to enter into this Agreement.
8.16    Notices. Any notices, requests, demands, or other communication required or permitted to be given to a Party under this Agreement shall be deemed given if personally delivered or if mailed, postage prepaid, by certified mail, return receipt requested, to the Party at the address listed below, or at such other address as one such Party may by written notice specify to the other.
(a)    if to the Company:

Tompkins Financial Corporation
Attn.: Compensation Committee
118 East Seneca Street, Ithaca, New York 14850
(b)    if to the Executive, to the address of the Executive first set forth above.

    IN WITNESS WHEREOF, this Agreement has been executed this 27th day of December, 2023.

                        TOMPKINS FINANCIAL CORPORATION

                        By:_/s/ Stephen S. Romaine__________________

                        Name: Stephen S. Romaine
ATTEST: _/s/ Christopher Chinici_____ Title:     President & Chief Executive Officer

_/s/ Ginger G. Kunkel________________________
                        Ginger G. Kunkel, Individually

ATTEST: /s/ Christopher Chinici __

Exhibit A

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
Form of Benefit and Beneficiary Designation Form

As an Executive participating in a Supplemental Executive Retirement Agreement with Tompkins Financial Corporation, I hereby elect the following form of benefit payment for any and all retirement benefits due pursuant to this Agreement:
Payment in _____ annual installments (minimum of 5 installments, maximum of 20 installments, no partial installments).
As an Executive participating in a Supplemental Executive Retirement Agreement with Tompkins Financial Corporation, I hereby designate the following beneficiary/beneficiaries to receive my death benefits due under the Agreement.
Beneficiary:
Name:
Relationship to Executive:
Social Security Number:
Date of Birth:
Home Address:
Executive’s Signature:
Witness’ Signature:
Spouse’s Signature (if waiving right to benefits under this Agreement):

Date:
Witness’ Signature:

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